                                                                      EXHIBIT 11

                              HERMAN MILLER, INC.
                   COMPUTATIONS OF EARNINGS PER COMMON SHARE
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                              Three Months Ended
                                          ----------------------------
                                            August 30,     August 31,
                                              1997            1996
                                          ----------       ----------
          NET INCOME APPLICABLE
           TO COMMON SHARES               $   27,274       $   15,586
                                          ==========       ==========

          Weighted Average Common
           Shares Outstanding             46,024,514       48,129,688

          Net Common Shares
           Issuable Upon Exercise
           of Certain Stock Options          933,657          380,866
                                          ----------       ----------

          WEIGHTED AVERAGE COMMON SHARES
           OUTSTANDING AS ADJUSTED        46,958,171       48,510,554
                                          ==========       ==========

          NET INCOME PER SHARE            $      .58       $      .32
                                          ==========       ==========





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